Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer or Katie Hayes, Investor Relations @ 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Repositions major vessels to U.S. as domestic

bidding activity reaches record levels

Oak Brook, Illinois — November 3, 2009 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services - today reported financial results for the quarter and nine months ended September 30, 2009.

Commentary

Douglas B. Mackie, President and Chief Executive Officer, said, “The domestic bid market, a key measure of dredging activity in the U.S., reached $845 million during the first nine months of this year.  This year to date bid market already exceeds the size of any full year bid market since 2002 and the Company was awarded contracts representing 50% of this total.  This heightened activity reflects growth in the underlying market and the impetus of stimulus funding. During the third quarter, projects were awarded totaling more than $300 million.  Since we believe this momentum will continue, during the quarter we repositioned two of our largest vessels from the Middle East to the domestic market.”

2009 Third Quarter Operating Results

Total revenue for the quarter ended September 30, 2009 was $140.0 million, down slightly from $142.8 million during the third quarter of 2008.  Dredging revenue of $128.4 million increased nearly 4% from a year ago as strong performances from domestic operations more than offset a significant decline in foreign work.  As expected, foreign revenue decreased in the quarter as work slowed on foreign contracts in backlog and potential projects continued to be delayed whereas the domestic market has grown throughout 2009.  In response, during the third quarter the Company mobilized two of its large hydraulic dredges from the Middle East to the U.S.  The economic slowdown also continues to negatively impact construction activity which has caused third quarter revenue in our demolition business to drop from $19.0 million last year to $11.7 million.

Gross profit for the third quarter of 2009 declined slightly to $17.1 million from $17.6 million a year earlier.  Gross profit margin for the third quarter of 2009 was 12.2% and while comparable to that of the prior year, was down from the first half of 2009.  Fleet utilization was down during the quarter due to the mobilization of two vessels from the Middle East as well as three other dredges that were undergoing required dry-dock service for a good portion of the quarter.  All of these vessels were actively utilized during the first six months of the year. In addition, costs for mobilization of one of the hydraulic dredges will not be fully covered by revenue from the two projects for which the dredge was initially mobilized.   As a result approximately $3.0 million of additional expense was recognized in the third quarter lowering gross profit margin by 2%. Nevertheless, the Company recognized the importance of re-positioning this large hydraulic dredge given the very positive dynamics in the U.S. market. Gross profit was also negatively affected by the reduction in demolition revenue relative to its fixed costs.

General and administrative (G&A) costs increased $0.8 million to $11.8 million due primarily to expenses related to the secondary stock transaction that occurred during the 2009 third quarter.

Third quarter 2009 pretax earnings were $2.0 million compared with $2.2 million last year.  Net income attributable to Great Lakes Dredge & Dock Corporation was $1.7 million, or $0.03 per diluted share, versus $1.4 million, or $0.02 per diluted share, a year ago.  EBITDA (as defined below) was $12.9 million for the 2009 quarter compared with $14.6 million in the previous year.

As of September 30, 2009, senior and subordinated debt, net of $11.9 million in cash and cash equivalents, was $193.1 million, including $30.0 million of borrowings under the Company’s revolving credit facility.  During the quarter the Company reduced its revolver borrowings by $11.5 million. At quarter end, outstanding performance letters of credit totaled $21.3 million, including $13.0 million outstanding on the Company’s revolving credit facility.  The Company’s $155.0 million revolving credit facility matures in June 2012 and includes an $85.0 million sublimit for the issuance of letters of credit.  At September 30, 2009 the Company had $104.0 million of borrowings available under this facility, after giving effect to $8.0 million of unavailable commitment due to a defaulting lender.

Nine Months Ended September 30, 2009

Revenues for the nine-month period ended September 30, 2009 increased by nearly 9% to $461.7 million compared with $423.9 million for the same 2008 period primarily as a result of greater dredging utilization in the first half of 2009.  This increased utilization during the first six months and higher margins on domestic projects during the same period positively impacted gross profit margin which increased to 15.7% from 12.1% a year earlier.

Operating income more than doubled, reaching $38.3 million versus $18.5 million a year ago due to the increase in revenue and gross profit margin.  Year to date 2009 EBITDA was $64.0 million, a 60% increase from $39.8 million for the same period in 2008.  Net income attributable to Great Lakes Dredge & Dock Corporation for the year-to-date period was $16.4 million, or $0.28 per diluted share, versus $3.2 million, or $0.05 per diluted share, a year earlier.

Third Quarter 2009 Bid Market/Backlog

Funding from the American Recovery and Reinvestment Act continued to stimulate bidding in the 2009 third quarter.  In addition, a number of beach projects, which did not receive stimulus funding, were bid during the quarter after a relatively slow first half of 2009.  The beach projects accounted for 32% of the third quarter domestic bid market total of $325 million.  The year to date 2009 domestic bid market reached $845 million, compared with the full year 2008 bid market of $783 million. The Company won 50% of the year to date total, including 40%, 82% and 37% of the maintenance, capital and beach work awarded, respectively.  The market includes new work bid and options awarded on projects in the Company’s backlog.

The Company’s contracted dredging backlog as of September 30, 2009 was $401 million, compared with $396 million at September 30, 2008. For comparison purposes, the 2008 backlog number has been adjusted for the portion of the Diyar contract that became an option pending award in the first quarter of 2009.  The September 30, 2009 dredging backlog does not reflect approximately $83 million of domestic low bids pending award, additional phases (“options”) pending on projects currently in backlog and the remaining option on the Diyar contract. The September 30, 2008 dredging backlog does not reflect approximately $132 million of domestic low bids pending award and options pending on projects currently in backlog.   Demolition services backlog at September 30, 2009 was $18.6 million, compared with $19.0 million at September 30, 2008.

Secondary Stock Offering

In August, the Company completed an underwritten secondary offering of approximately 12.5 million shares of its common stock owned primarily by Madison Dearborn Capital Partners IV, L.P.  All proceeds of this offering were received by the selling shareholders, not by the Company.  This transaction has increased the trading liquidity for the Company’s common stock and expanded its shareholder base.

Commentary

Doug Mackie concluded, “With our dredges now re-positioned to take advantage of opportunities in the domestic market, we are looking forward to closing the 2009 fiscal year with a strong performance in the fourth quarter.  We are particularly encouraged that the market for beach nourishment work is recovering to complement the growth in demand we have been witnessing for maintenance projects.”

“Over the longer term, we also see a number of factors that should positively influence dredging demand.  The expansion of the Panama Canal, currently underway, will make deepening ports along the East Coast more critical so that they can accommodate deeper draft vessels too large to navigate them at present.  As a result of significant hurricane damage in recent years, a series of programs are being funded to restore and protect the Gulf Coast along the Mississippi, Louisiana and Texas shorelines and dredging activity is expected to be a major component.  Lastly, given the continued emphasis on infrastructure spending, there is increasing likelihood that the 2010 Water Resources Development Act bill will include an attachment related to the Harbor Maintenance Trust Fund which will restore the use of funds for their primary purpose of maintaining harbors at their stated depths.  For the reasons I’ve shared, we are very excited about the prospects for the domestic dredging market in both the short and longer term and for the ability of Great Lakes to continue to grow its leadership position.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results.  (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 3rd at 10:00 a.m. C.D.T.  The call in number is 866-202-1971 and passcode is 40845286.   The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.  The conference call will be available by replay for two weeks, by calling 888-286-8010 and providing passcode 79108006.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 30% of its dredging revenues over the last three years. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 119-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2008, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$140,029	$142,809	$461,687	$423,852

Gross profit	17,067	17,616	72,662	51,196

General and administrative	(11,755)	(10,971)	(33,745)	(32,373)
Amortization of intangible assets	(193)	(177)	(579)	(308)

Operating income	5,119	6,468	38,338	18,515

Other income (expense)
Interest expense- net	(3,242)	(4,301)	(12,240)	(12,853)
Equity earnings (loss) in joint ventures	163	61	(402)	250

Income before income taxes	2,040	2,228	25,696	5,912

Income taxes	(885)	(827)	(10,687)	(2,530)

Net income	1,155	1,401	15,009	3,382
Net (income) loss attributable to noncontrolling interest	540	—	1,431	(231)

Net income attributable to Great Lakes Dredge & Dock Corporation	$1,695	$1,401	$16,440	$3,151

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.03	$0.02	$0.28	$0.05
Basic weighted average shares	58,506	58,473	58,498	58,466

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.03	$0.02	$0.28	$0.05
Diluted weighted average shares	58,688	58,499	58,577	58,476

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income (loss) attributable to Great Lakes Dredge & Dock Corporation to EBITDA

(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income attributable to Great Lakes Dredge & Dock Corporation	$1,695	$1,401	$16,440	$3,151
Adjusted for:
Interest expense, net	3,242	4,301	12,240	12,853
Income taxes	885	827	10,687	2,530
Depreciation and amortization	7,106	8,042	24,588	21,256

EBITDA	$12,928	$14,571	$63,955	$39,790

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net cash flows from (used in) operating activities	$21,780	$10,761	$34,111	$10,994

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2009	2008

Cash and marketable securities	$11,939	$10,478
Total current assets	223,156	216,358
Total assets	659,329	666,155
Total short-term debt	1,239	1,553
Total current liabilities	113,446	128,639
Long-term debt	205,000	216,500
Total equity	244,981	228,113

Great Lakes Dredge & Dock Corporation

Revenue annd Backlog Data

(Unaudited and in thousands)

	Three Months Ended		Year Ended
	September 30		September 30
Revenues (in thousands)	2009	2008	2009	2008
Dredging:
Capital - U.S.	$43,660	$37,313	$135,858	$113,593
Capital - foreign	25,264	50,837	115,040	118,959
Beach	23,152	7,045	46,298	34,186
Maintenance	36,299	28,621	126,002	67,777
Dredging Revenue	128,375	123,816	423,198	334,515
Demolition	11,654	18,993	38,489	89,337
Total Revenue	$140,029	$142,809	$461,687	$423,852

	As of
	September 30,			December 31,
Backlog (in thousands)	2009	2008		2008
Dredging:
Capital - U.S.	211,392	186,523		176,051
Capital - foreign	58,158	154,940	*	139,479	*
Beach	36,986	23,592		18,934
Maintenance	94,925	31,270		26,726
Dredging Backlog	401,461	396,325		361,190
Demolition	18,645	19,036		23,501
Total Backlog	$420,106	$415,361		$384,691

* Foreign backlog has been adjusted for the portion of the Diyar contract that became an option pending award in the first quarter of 2009.